Exhibit 99.2

QTS REALTY TRUST, INC.

Supplemental Information for the Quarter Ended June 30,2016

QTS

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July 26, 2016

Table of Contents

Overview
Company Profile	3

Financial Statements
Combined Consolidated Balance Sheets	4
Combined Consolidated Statements of Operations and Comprehensive Income (Loss)	5
Summary of Financial Data	7
Reconciliations of Return on Invested Capital (ROIC)	9
Implied Enterprise Value and Weighted Average Shares	10

Operating Portfolio
Data Center Properties	11
Redevelopment Costs Summary	12
Redevelopment Summary	13
NOI by Facility and Capital Expenditure Summary	14
Leasing Statistics – Signed Leases	15
Leasing Statistics – Renewed Leases and Rental Churn	17
Leasing Statistics – Commenced Leases	18
Lease Expirations	19
Largest Customers	20
Industry Segmentation	21
Product Diversification	22

Capital Structure
Debt Summary and Debt Maturities	23
Interest Summary	24

Appendix	25

1 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this document reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to our international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business, including data centers acquired in the Company’s acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of, leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

2 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Company Profile

QTS®

World class data center infrastructure + Hybrid managed cloud solutions

MORE THAN DATA SOLUTIONS. DATA SOLVED.

SANTA CLARA
SACRAMENTO
SAN JOSE
PHOENIX
OVERLAND PARK
CHICAGO
DALLAS FORT WORTH
ATLANTA
SUWANEE
MIAMI
TORONTO
PISCATAWAY
JERSEY CITY
PRINCETON
ASHBURN
DULLES
HARRISONBURG
RICHMOND
AMSTERDAM
LONDON
HONG KONG
SYDNEY

Global Footprint

- OWNED MEGA DATA CENTERS
- OWNED
- LEASED

INTEGRATED CONTROL FRAMEWORK WITH

1000+

COMPLIANCE REQUIREMENTS

THE QTS DIFFERENCE

- INTEGRATED PRODUCT & SERVICE PLATFORM
- STATE-OF-THE-ART MEGA DATA CENTERS
- INDUSTRY-LEADING SECURITY & COMPLIANCE
- INTERNATIONAL LOCATIONS & CONNECTIVITY
- PREMIUM CUSTOMER EXPERIENCE

1000+

CUSTOMERS FROM DIVERSE INDUSTRIES

50%+ Annualized rent from customers that use more than one QTS product

INTEGRATED PLATFORM & SERVICE PLATFORM PROVIDES FLEXIBILITY AND SCALABILITY

- CUSTOM DATA CENTER
- CRITICAL FACILITIES MANAGEMENT
- COLOCATION
- CLOUD SERVICES
- MANAGED SERVICES
- CONNECTIVITY

POWER	SPACE	INTERCONNECTIVITY
OVER **500 MEGAWATTS** of GROSS UTILITY POWER	**5.3M** GROSS SQUARE FEET	**6 CORE** NETWORK PRODUCTS
BEST PRACTICES IN PURSUIT OF LEED CERTIFICATION	**2.5M** SQ FT OF RAISED FLOOR	**OVER 12,000** INTERCONNECTIONS
		EASY ACCESS TO **OVER 500** SERVICE PROVIDERS

POWERED BY PEOPLE

Your 24x7x365 Power Supply

700+

QTS EXPERTS

On call and on the job nationwide.

100% UPTIME

OUR TIMELINE

- **2003** – Company purchases first data center in Overland Park, KS
- **2005** – Formally established with **acquisition of Mega Data Center Atlanta-Suwanee**
- **2006-2008** – Acquired three facilities: **Jersey City, Santa Clara and Miami**
- **2009** – General Atlantic, LLC invests in QTS; **REIT-compliant operations begin**
- **2010** – Richmond facility acquired; **QTS Cloud product** introduced commercially
- **2010-2012** – Executed on growth strategy by **leveraging platform and continued redevelopment** of existing facilities
- **2012-2013** – Acquisition of **Sacramento and Dallas** facilities
- **2013** – **Release IPO filing** General Atlantic, LLC increases investment at IPO
- **2014** – QTS enters top Tier 1 market with **Chicago acquisiton**
- **2014** – **Expands mega data center footprint** and establishes strategic partnership with Atos via Princeton acquisition
- **2015** – Acquisition of third NY/NJ data center in Piscataway, NJ
- **2015** – QTS enhances Integrated Product & Service Platform with Carpathia acquisition

3 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Real Estate Assets
Land	$64,568	$57,112
Buildings, improvements and equipment	1,393,920	1,180,386
Less: Accumulated depreciation	(274,145)	(239,936)
	1,184,343	997,562

Construction in progress	316,797	345,655
Real Estate Assets, net	1,501,140	1,343,217
Cash and cash equivalents	12,776	8,804
Rents and other receivables, net	35,226	28,233
Acquired intangibles, net (1)	142,848	115,702
Deferred costs, net (2) (3)	34,921	30,042
Prepaid expenses	8,947	6,502
Goodwill (1)	173,843	181,738
Other assets, net (4)	36,984	33,101
TOTAL ASSETS	$1,946,685	$1,747,339

LIABILITIES
Unsecured credit facility, net (3)	$493,255	$520,956
Senior notes, net of discount and debt issuance costs (3)	291,521	290,852
Capital lease and lease financing obligations	43,440	49,761
Accounts payable and accrued liabilities	63,963	95,924
Dividends and distributions payable	19,692	15,378
Advance rents, security deposits and other liabilities	20,923	18,798
Deferred income taxes (1)	19,742	18,813
Deferred income	18,306	16,991
TOTAL LIABILITIES	970,842	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 47,864,968 and 41,225,784 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	478	412
Additional paid-in capital	928,313	670,275
Accumulated dividends in excess of earnings	(73,883)	(52,732)
Total stockholders’ equity	854,908	617,955
Noncontrolling interests	120,935	101,911
TOTAL EQUITY	975,843	719,866
TOTAL LIABILITIES AND EQUITY	$1,946,685	$1,747,339

(1)	During the second quarter of 2016, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was finalized. The primary adjustments to the purchase price allocation made during the first and second quarters of 2016 consisted of a $14.7 million increase in intangible assets, a $6.0 million increase in deferred tax liability and a reduction in goodwill of $7.9 million.
(2)	As of June 30, 2016 and December 31, 2015, deferred costs, net, included $5.5 million and $6.3 million of deferred financing costs net of amortization, respectively, $26.8 million and $21.0 million of deferred leasing costs net of amortization, respectively, and $2.6 million and $2.8 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(3)	Debt issuance costs, net, related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.3 million and $10.2 million at June 30, 2016 and December 31, 2015, respectively, have been netted against the related debt liability line items for both periods presented, as required by recently issued accounting guidance.
(4)	As of June 30, 2016 and December 31, 2015, other assets, net, primarily included $29.2 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

4 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income
(unaudited and in thousands except share and per share data)

The following financial data for the three and six months ended June 30, 2016 includes the operating results of the Piscataway, New Jersey facility (the “Piscataway facility”) for the period June 6, 2016 (the date the Company acquired the facility) through June 30, 2016.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenues:
Rental	$71,670	$68,426	$52,193	$140,096	$101,526
Recoveries from customers	6,168	5,435	5,582	11,603	11,246
Cloud and managed services	17,015	18,890	8,220	35,905	14,015
Other (1)	3,834	2,017	2,122	5,851	2,716
Total revenues	98,687	94,768	68,117	193,455	129,503
Operating expenses:
Property operating costs	32,646	31,781	22,031	64,427	41,367
Real estate taxes and insurance	2,020	1,740	1,474	3,760	2,959
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
General and administrative (2)	21,608	20,286	14,615	41,894	28,453
Transaction and integration costs (3)	3,833	2,087	4,669	5,920	4,774
Total operating expenses	90,462	84,533	60,851	174,995	111,858

Operating income	8,225	10,235	7,266	18,460	17,645

Other income and expense:
Interest income	2	-	1	2	1
Interest expense	(4,874)	(5,981)	(4,799)	(10,855)	(10,141)
Other expense, net (4)	-	-	(83)	-	(83)
Income before taxes	3,353	4,254	2,385	7,607	7,422
Tax benefit of taxable REIT subsidiaries (5)	2,454	2,605	3,135	5,059	3,135
Net income	5,807	6,859	5,520	12,666	10,557
Net income attributable to noncontrolling interests (6)	(707)	(970)	(888)	(1,677)	(1,843)
Net income attributable to QTS Realty Trust, Inc.	$5,100	$5,889	$4,632	$10,989	$8,714

Net income per share attributable to common shares:
Basic	$0.11	$0.14	$0.13	$0.25	$0.26
Diluted	0.10	0.14	0.12	0.24	0.25

Weighted average common shares outstanding:
Basic	47,783,093	41,292,445	36,668,755	44,537,769	33,996,467
Diluted	55,574,545	48,973,851	44,444,104	52,274,198	41,867,944

5 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

(1)	Other revenue - Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $3.5 million, $1.9 million and $1.4 million for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. Straight line rent was $5.4 million and $1.8 million for the six months ended June 30, 2016 and 2015, respectively.
(2)	General and administrative expenses - Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.9%, 21.4%, and 21.5% of total revenues for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. General and administrative expenses were 21.7% and 22.0% of total revenues for the six month periods ended June 30, 2016 and 2015, respectively.
(3)	Transaction and integration costs - For the three month periods ended June 30, 2016 and June 30, 2015, the Company recognized $0.8 million, and $4.3 million, respectively, related to the examination of actual and potential acquisitions. Transaction costs were $0.8 million and $4.4 million for the six months ended June 30, 2016 and 2015, respectively. The Company also recognized $3.0 million, $2.1 million and $0.4 million in integration costs for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015. These costs include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated, but will be eliminated in the near future. Integration costs were $5.1 million and $0.4 million for the six months ended June 30, 2016 and 2015, respectively.
(4)	Other expense, net - Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)	Tax benefit of taxable REIT subsidiaries – For the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, the Company recorded an approximate $2.5 million, $2.6 million and $3.1 million deferred tax benefit, respectively. The current year amounts related to recorded operating losses which include certain transaction and integration costs. The prior year amount related to the reversal of valuation allowances of deferred tax assets which was a result of the purchase of Carpathia. The Company recorded $5.1 million and $3.1 million in deferred tax benefits for the six months ended June 30, 2016 and 2015, respectively.
(6)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.4% and 14.6% as of June 30, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

6 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Summary of Financial Data

(in thousands, except operating portfolio statistics data and per share data)

This summary includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in the Appendix.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Summary of Results
Total revenue	$98,687	$94,768	$68,117	$193,455	$129,503
Net income	$5,807	$6,859	$5,520	12,666	10,557
Fully diluted weighted average shares	55,575	48,974	44,444	$52,274	$41,868
Net income per basic share	$0.11	$0.14	$0.13	$0.25	$0.26
Net income per diluted share	$0.10	$0.14	$0.12	$0.24	$0.25

Other Data
FFO	$32,216	$31,728	$21,845	$63,944	$41,184
Operating FFO	$34,866	$33,067	$23,422	$67,933	$42,866
Operating FFO per share	$0.63	$0.68	$0.53	$1.30	$1.02
Recognized MRR in the period	$84,506	$83,162	$57,953	$167,668	$110,417
MRR (at period end)	$28,872	$27,480	$25,473	$28,872	$25,473
EBITDA	$38,580	$38,874	$25,245	$77,454	$51,867
Adjusted EBITDA	$45,613	$43,011	$31,828	$88,624	$59,862
NOI	$64,021	$61,247	$44,612	$125,268	$85,177
NOI as a % of revenue	64.9%	64.6%	65.5%	64.8%	65.8%
Adjusted EBITDA as a % of revenue	46.2%	45.4%	46.7%	45.8%	46.2%
General and administrative expenses as a % of revenue	21.9%	21.4%	21.5%	21.7%	22.0%
Annualized ROIC	15.1%	15.6%	15.8%	15.3%	15.3%

	June 30,		December 31,
Balance Sheet Data	2016		2015
Real estate at cost	$1,775,285		$1,583,153
Net investment in real estate	1,501,140		1,343,217
Total assets	1,946,685		1,747,339
Total debt	839,440	(1)	873,763	(1)
Debt to last quarter annualized Adjusted EBITDA	4.6	x	5.3	x
Debt to undepreciated real estate assets	47.3	%(1)	55.2	%(1)
Debt to Implied Enterprise Value	21.2	%(1)	28.4	%(1)

(1)	In accordance with recent accounting changes, as noted on page 4, certain debt issuance costs have been reclassified from assets to liabilities in the prior period presented above. In addition, the Company has excluded the Senior Note discount and associated debt issuance costs from the Total Debt line item for both periods presented. As a result, the amounts referenced above represent the full amount of debt that will be repaid.

7 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

	June 30,		December 31,
	2016		2015
Operating Portfolio Statistics
Built out square footage:
Raised floor	1,283,941		1,118,506
Leasable raised floor (1)	1,012,203		839,356
Leased raised floor	890,477		761,166

Total Raw Shell:
Total	5,250,927		4,878,342
Basis-of-design raised floor space (1)	2,360,605		2,184,631

Data center properties	25		24
Basis of design raised floor % developed	54.4%		51.2%
Data center % occupied	88.0%		90.7%

Data center raised floor % wholly-owned	87.4	%(2)	85.5	%(2)

(1)	See definition in Appendix.

(2)	Amounts assume the Santa Clara facility is not wholly-owned, as it is subject to a long-term ground lease. Had the Santa Clara facility been included as wholly-owned, the percentage of data center raised floor that is wholly-owned by the Company would be 91.8% and 90.5% at June 30, 2016 and December 31, 2015, respectively.

8 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Return on Invested Capital (ROIC)

(unaudited and in thousands)

Return on Invested Capital (“ROIC”) is a non-GAAP measure that provides additional information to users of the financial statements. Management believes ROIC is a helpful metric for users of the financial statements to gauge the Company's performance against the capital it has invested.

Return on Invested Capital (ROIC)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
NOI (1)	$64,021	$61,247	$49,112	$125,268	$89,677
Annualized NOI	256,084	244,988	196,448	250,536	179,354
Average undepreciated real estate assets and other net fixed assets placed in service (2)	1,692,551	1,568,645	1,243,782	1,640,984	1,170,135
Annualized ROIC	15.1%	15.6%	15.8%	15.3%	15.3%

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.1 million, $5.0 million and $2.7 million for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(2)	Calculated by using average quarterly balance of each account.

Calculation of Average Undepreciated Real Estate Assets and other Net Fixed Assets Placed in Service	As of			As of
Undepreciated Real Estate Assets and other	June 30,	March 31,	June 30,	June 30,	June 30,
Net Fixed Assets Placed in Service	2016	2016	2015	2016	2015
Real Estate Assets, net	$1,501,140	$1,384,180	$1,241,151	$1,501,140	$1,241,151
Less: Construction in progress	(316,797)	(340,511)	(320,885)	(316,797)	(320,885)
Plus: Accumulated depreciation	274,145	255,344	205,284	274,145	205,284
Plus: Goodwill	173,843	171,679	173,237	173,843	173,237
Plus: Other fixed assets, net	15,698	13,185	11,400	15,698	11,400
Plus: Acquired intangibles, net (1)	108,194	90,070	90,173	108,194	90,173
Plus: Leasing Commissions, net	29,438	25,494	22,735	29,438	22,735
Total as of period end	$1,785,661	$1,599,441	$1,423,095	$1,785,661	$1,423,095

Average undepreciated real estate assets and other net fixed assets as of reporting period (2)	$1,692,551	$1,568,645	$1,243,782	$1,640,984	$1,170,135

(1)	Net of acquired intangible liabilities and deferred tax liabilities. In addition, for the period ended March 31, 2016, there was a reclassification between goodwill and acquired intangibles.
(2)	Calculated by using average quarterly balance of each account.

9 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Implied Enterprise Value and Weighted Average Shares

Implied Enterprise Value as of June 30, 2016:
Total Shares Outstanding:
Class A Common Stock	47,731,968
Class B Common Stock	133,000
Total Shares Outstanding	47,864,968
Units of Limited Partnership (1)	7,423,473
Options to purchase Class A Common Stock (2)	454,082
Fully Diluted Total Shares and Units of Limited Partnership outstanding as of June 30, 2016	55,742,523
Share price as of June 30, 2016	$55.98
Market equity capitalization (in thousands)	$3,120,466
Debt (in thousands)	839,440	(3)
Implied Enterprise Value (in thousands)	$3,959,906

(1)	Includes 652,529 of operating partnership units representing the “in the money” value of Class O LTIP units on an “as if” converted basis as of June 30, 2016.
(2)	Represents options to purchase 454,082 shares of Class A Common Stock of QTS Realty Trust, Inc. representing the “in the money” value of options on an “as if” converted basis as of June 30, 2016.
(3)	Excludes the Senior Note discount and all debt issuance costs reflected as liabilities at June 30, 2016.

The following table presents the weighted average fully diluted shares for the three and six months ended June 30, 2016:

	Three Months Ended	Six Months Ended
	June 30, 2016	June 30, 2016
Weighted average shares outstanding - basic	47,783,093	44,537,769
Effect of Class A and Class RS partnership units (1)	6,794,021	6,797,482
Effect of Class O units on as "as if" converted basis (1)	598,342	579,900
Effect of options to purchase Class A common stock on an "as if" converted basis (2)	399,089	359,047
Weighted average shares outstanding - diluted	55,574,545	52,274,198

(1)	The Class A units, Class RS units and Class O units represent limited partnership interests in the Operating Partnership.
(2)	The weighted average share price for the three and six months ended June 30, 2016 was $51.24 and $47.89, respectively.

10 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Data Center Properties

(in thousands, except NRSF data)

The following table presents an overview of the portfolio of data center properties that the Company owns or leases, referred to herein as our data center properties, based on information as of June 30, 2016:

			Operating Net Rentable Square Feet (Operating NRSF) (3)
Property	Year Acquired (1)	Gross Square Feet (2)	Raised Floor (4)	Office & Other (5)	Supporting Infrastructure (6)	Total	% Occupied (7)	Annualized Rent (8)	Available Utility Power (MW) (9)	Basis of Design ("BOD") NRSF	Current Raised Floor as a % of BOD
Richmond, VA	2010	1,318,353	167,309	51,093	178,854	397,256	88.1%	$35,510,868	110	557,309	30.0%

Atlanta, GA (Metro)	2006	968,695	452,986	36,953	331,426	821,365	94.1%	$90,118,528	72	527,186	85.9%

Dallas-Fort Worth, TX	2013	698,000	95,614	6,981	77,425	180,020	95.3%	$19,956,036	140	292,000	32.7%

Princeton, NJ	2014	553,930	58,157	2,229	111,405	171,791	100.0%	$9,702,840	22	158,157	36.8%

Suwanee, GA	2005	369,822	185,422	8,697	107,128	301,247	81.3%	$56,471,954	36	208,008	89.1%

Chicago, IL	2014	317,000	-	-	-	-	-%	$-	8	133,000	-%

Santa Clara, CA*	2007	135,322	55,905	944	45,094	101,943	77.9%	$22,072,713	11	80,940	69.1%

Jersey City, NJ**	2006	122,448	31,503	14,208	41,901	87,612	97.1%	$11,680,023	7	52,744	59.7%

Sacramento, CA	2012	92,644	54,595	2,794	23,916	81,305	46.1%	$11,998,463	8	57,906	94.3%

Piscataway	2016	360,000	88,820	14,311	91,851	194,982	76.2%	$8,914,718	111	176,000	50.5%

Miami, FL	2008	30,029	19,887	-	6,592	26,479	67.2%	$5,295,855	4	19,887	100.0%

Leased facilities acquired in 2015 ***	2015	167,278	71,250	5,418	32,992	109,660	86.6%	$73,887,964	20	94,975	75.0%

Other	Misc	117,406	2,493	49,337	23,482	75,312	60.7%	$857,268	1	2,493	100.0%

Total		5,250,927	1,283,941	192,965	1,072,066	2,548,972	88.0%	$346,467,230	550	2,360,605	54.4%

(1)	Represents the year a property was acquired or, in the case of a property under lease, the year the Company’s initial lease commenced for the property.
(2)	With respect to the Company’s owned properties, gross square feet represents the entire building area. With respect to leased properties, gross square feet represents that portion of the gross square feet subject to our lease. This includes 292,086 square feet of QTS office and support space, which is not included in operating NRSF.
(3)	Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.
(4)	Represents management’s estimate of the portion of NRSF of the facility with available power and cooling capacity that is currently leased or readily available to be leased to customers as data center space based on engineering drawings.
(5)	Represents the operating NRSF of the facility other than data center space (typically office and storage space) that is currently leased or available to be leased.
(6)	Represents required data center support space, including mechanical, telecommunications and utility rooms, as well as building common areas.
(7)	Calculated as data center raised floor that is subject to a signed lease for which space is occupied (890,477 square feet as of June 30, 2016), divided by leasable raised floor based on the current configuration of the properties (1,012,203 square feet as of June 30, 2016), expressed as a percentage.
(8)	The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under executed contracts as of a particular date, which includes revenue from the Company’s C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed contracts as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(9)	Represents installed utility power and transformation capacity that is available for use by the facility as of June 30, 2016.

*	Subject to long-term ground lease.
**	Represents facilities that we lease.
***	Includes 13 facilities. All facilities are leased, including those subject to capital leases.

11 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Redevelopment Costs Summary

(in millions, except NRSF data)

During the second quarter of 2016, the Company brought online approximately 10.8 megawatts of gross power and approximately 43,000 NRSF of raised floor and customer specific capital at its Richmond, Atlanta-Metro and Dallas-Fort Worth data centers at an aggregate cost of approximately $68 million, which excludes the recently acquired Piscataway facility. The under construction table below summarizes the Company’s outlook for development projects which it expects to complete by December 31, 2016 (in millions).

	Under Construction Costs (1)
Property	Actual (2)	Estimated Cost to Completion (3)	Total	Expected Completion date
Atlanta-Metro	$8	$7	$15	Q4 2016
Atlanta-Suwanee	13	2	15	Q3 2016
Chicago	25	20	45	Q3 2016
Dallas-Fort Worth	9	19	28	Q4 2016
Totals	$55	$48	$103

(1)	In addition to projects currently under construction, the Company’s near-term redevelopment projects are expected to be delivered in a modular manner, and the Company currently expects to invest additional capital to complete these near term projects. The ultimate timing and completion of, and the commitment of capital to, the Company’s future redevelopment projects are within the Company’s discretion and will depend upon a variety of factors, including the actual contracts executed, availability of financing and the Company’s estimation of the future market for data center space in each particular market.
(2)	Actual costs under construction through June 30, 2016. In addition to the $55 million of construction costs incurred through June 30, 2016 for redevelopment expected to be completed by December 31, 2016, as of June 30, 2016 the Company had incurred $262 million of additional costs (including acquisition costs and other capitalized costs) for other redevelopment projects that are expected to be completed after December 31, 2016.
(3)	Represents management’s estimate of the additional costs required to complete the current NRSF under development. There may be an increase in costs if customers’ requirements exceed the Company’s current basis of design.

12 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Redevelopment Summary

(in millions, except NRSF data)

The following redevelopment table presents an overview of the Company’s redevelopment pipeline, based on information as of June 30, 2016. This table shows the Company’s ability to increase its raised floor of 1,283,941 square feet as of June 30, 2016 by approximately 1.8 times to 2.4 million square feet.

	Raised Floor NRSF
	Overview as of June 30, 2016
Property	Current NRSF in Service	Under Construction (1)	Future Available (2)	Basis of Design NRSF	Approximate Adjacent Acreage of Land (3)
Richmond	167,309	-	390,000	557,309	111.1
Atlanta-Metro	452,986	-	74,200	527,186	6.0
Dallas-Fort Worth	95,614	12,500	183,886	292,000	29.4
Princeton	58,157	-	100,000	158,157	65.0
Atlanta-Suwanee	185,422	19,000	3,586	208,008	15.4
Santa Clara	55,905	-	25,035	80,940	-
Sacramento	54,595	-	3,311	57,906	-
Jersey City	31,503	-	21,241	52,744	-
Chicago	-	14,000	119,000	133,000	23.0
Miami	19,887	-	-	19,887	-
Leased facilities acquired in 2015	71,250	-	23,725	94,975	-
Piscataway	88,820	-	87,180	176,000	-
Other	2,493	-	-	2,493	-
Totals as of June 30, 2016	1,283,941	45,500	1,031,164	2,360,605	249.9

(1)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use on or before December 31, 2016.
(2)	Reflects NRSF at a facility for which the initiation of substantial activities has begun to prepare the property for its intended use after December 31, 2016.
(3)	The total cost basis of adjacent land, which is land available for the future development, is approximately $20 million. This is included in land on the Combined Consolidated Balance Sheets. The Basis of Design NRSF does not include any build-out on the adjacent land.

13 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

NOI by Facility and Capital Expenditure Summary

(unaudited and in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, depreciation and amortization, write-off of unamortized deferred financing costs, tax expense (benefit) of taxable REIT subsidiaries, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. The breakdown of NOI by facility is shown below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,885	$19,972	$16,875	$40,857	$33,641
Atlanta-Suwanee data center	11,272	11,500	10,094	22,772	20,224
Santa Clara data center	3,653	3,764	3,574	7,417	6,951
Richmond data center	7,976	6,602	4,933	14,578	9,188
Sacramento data center	2,140	1,922	1,900	4,062	3,771
Princeton data center	2,356	2,356	2,310	4,712	4,659
Dallas-Fort Worth data center	3,914	2,624	1,462	6,538	2,211
Leased data centers acquired in 2015	10,035	11,415	2,250	21,450	2,250
Piscataway data center (2)	670	-	-	670	-
Other facilities	1,120	1,092	1,214	2,212	2,282
NOI (1)	$64,021	$61,247	$44,612	$125,268	$85,177

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all facilities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.1 million, $5.0 million and $2.7 million for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(2)	Includes results of the Piscataway facility for the period June 6, 2016 through June 30, 2016.

Capital expenditures incurred are summarized as follows:

	Capital Expenditures (1)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Redevelopment	$29,026	$78,416	$82,508	$164,483
Acquisitions (2)	125,000	335,150	125,000	335,150
Maintenance capital expenditures	380	609	715	626
Other capitalized costs	9,135	5,786	15,831	11,845
Total capital expenditures	$163,541	$419,961	$224,054	$512,104

(1)	Does not include capitalized leasing commissions included in deferred costs or other management-related fixed assets included in other assets.
(2)	The three and six months ended June 30, 2016 reflects the total consideration transferred for the purchase of the Piscataway facility on June 6, 2016. The three and six months ended June 30, 2015 reflects the total consideration transferred for the Carpathia acquisition on June 16, 2015 (excluding the assumption of $19.8 million in deferred tax liabilities assumed).

14 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Signed Leases

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended leasing rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation (Cabinet, Cage and Suite), and C3 Cloud and Managed Services categories all vary on a rate per square foot basis. The amounts below include renewals when there was a change in square footage rented, and renewals where C3 dedicated server cloud customers had shifts in their MRR related to their use of fully depreciated equipment. The amounts below exclude renewals where square footage remained consistent before and after renewal. (See renewal table on page 17 for such renewals).

During the second quarter of 2016, the Company signed 410 new and modified leases aggregating to $25.8 million of annualized rent which includes new leased revenue plus revenue from modified renewals. Removing annualized modified renewal MRR and deducting period downgrades results in $13.3 million in incremental annualized rent for the quarter, which is a 54% increase over the prior four quarter average. This growth was driven by both the C1 and C2/C3 aspects of the QTS platform. Pricing of the C1 deals signed during the quarter was down slightly over the prior four quarter average primarily due to contracting additional space with existing C1 customers whereby the scale allows QTS to provide lower pricing. Pricing of the Company’s C2/C3 deals exceeded the prior four quarter average primarily attributable to customers contracting additional services with those leases.

Annualized Rent of New and Modified Leases represents total MRR associated with all new and modified leases for the respective periods for the purposes of computing annualized rent rates per square foot during the period. Incremental Annualized Rent, Net of Downgrades reflects net incremental MRR signed during the period for purposes of tracking incremental revenue contribution.

	Period	Number of Leases	Total Leased sq ft	Annualized Rent per Leased sq ft	Annualized Rent of New and Modified Leases	Incremental Annualized Rent, Net of Downgrades

New/modified leases signed - Total	Q2 2016	410	41,251	$625	$25,787,118	$13,310,055
	P4QA*	384	22,611	745	16,844,647	8,646,107
	Q1 2016	367	47,262	434	20,503,532	8,566,303
	Q4 2015	357	21,801	801	17,471,080	9,849,694
	Q3 2015	448	7,513	1,686	12,669,407	5,582,511
	Q2 2015	365	13,867	1,207	16,734,571	10,585,921

New/modified leases signed - C1	Q2 2016	23	28,018	$265	$7,429,308
	P4QA*	20	12,552	285	3,579,439
	Q1 2016	16	38,960	240	9,361,740
	Q4 2015	20	10,476	373	3,910,932
	Q3 2015	20	128	3,983	509,776
	Q2 2015	22	644	831	535,306

New/modified leases signed - C2/C3	Q2 2016	387	13,233	$1,387	$18,357,810
	P4QA*	365	10,059	1,319	13,265,209
	Q1 2016	351	8,302	1,342	11,141,792
	Q4 2015	337	11,325	1,197	13,560,148
	Q3 2015	428	7,385	1,647	12,159,631
	Q2 2015	343	13,223	1,225	16,199,265

*	Average of prior 4 quarters

NOTE: Figures above do not include cost recoveries. In general, C1 customers reimburse the Company for certain operating costs whereas C2/C3 customers are on a gross lease basis. As a result, pricing and resulting per square foot rates for C2/C3 customers includes the recovery of such operating costs.

15 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

The following table outlines the booked-not-billed (“BNB”) balance as of June 30, 2016 and how that will affect revenue in 2016 and subsequent years:

Booked-not-billed ("BNB")	2016	2017	Thereafter	Total
MRR	$1,597,343	$1,330,716	$1,162,655	$4,090,714
Incremental revenue (1)	8,223,055	9,304,366	13,951,854
Annualized revenue (2)	19,168,121	15,968,589	13,951,854	49,088,564

(1)	Incremental revenue represents the expected amount of recognized MRR in the period based on when the booked-not-billed leases commence throughout the period.
(2)	Annualized revenue represents the booked-not-billed MRR multiplied by 12, demonstrating how much recognized MRR might have been recognized if the booked-not-billed leases commencing in the period were in place for an entire year.

The Company estimates the remaining cost to provide the space, power, connectivity and other services to the customer contracts which had not billed as of June 30, 2016 to be approximately $50 million. This estimate generally includes C1 customers with newly contracted space of more than 3,300 square feet. The space, power, connectivity and other services provided to customers that contract for smaller amounts of space is generally provided by existing space which was previously developed.

16 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Renewed Leases and Rental Churn

The mix of leasing activity has a significant impact on quarterly rates, both within major product segments and for overall blended renewal rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased – C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

Consistent with the Company’s 3C strategy and business model, the renewal rates below reflect total MRR per square foot including all subscribed services. For comparability, the Company includes only those customers that have maintained consistent space footprints in the computations below. All customers with space changes are incorporated into new/modified leasing statistics and rates.

The overall blended rate for renewals signed in the second quarter of 2016 was 2.0% higher than the rates for those customers immediately prior to renewal. The Company believes that renewal rates will generally increase in the low to mid-single digits.

Rental Churn (which the Company defines as MRR lost to a customer intending to fully exit the platform compared to total MRR at the beginning of the period) was 1.3% for the second quarter of 2016 and 3.6% for the six months ended June 30, 2016.

	Period	Number of renewed leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent	Rent Change (1)

Renewed Leases - Total	Q2 2016	82	9,719	$739	$7,183,415	2.0%
	P4QA*	74	11,972	874	10,462,725	0.1%
	Q1 2016	59	16,705	950	15,871,969	-3.7%**
	Q4 2015	71	9,306	1,002	9,329,194	2.3%
	Q3 2015	89	12,338	742	9,157,450	0.9%
	Q2 2015	76	9,540	785	7,492,287	5.1%

Renewed Leases - C1	Q2 2016	-	-	$-	$-	0.0%
	P4QA*	1	1,850	266	491,258	9.7%
	Q1 2016	-	-	-	-	0.0%
	Q4 2015	1	4,200	241	1,013,852	3.0%
	Q3 2015	3	3,200	297	951,180	17.9%
	Q2 2015	-	-	-	-	0.0%

Renewed Leases - C2/C3	Q2 2016	82	9,719	$739	$7,183,415	2.0%
	P4QA*	73	10,122	985	9,971,467	-0.3%
	Q1 2016	59	16,705	950	15,871,969	-3.7%**
	Q4 2015	70	5,106	1,629	8,315,343	2.2%
	Q3 2015	86	9,138	898	8,206,270	-0.7%
	Q2 2015	76	9,540	785	7,492,287	5.1%

*	Average of prior 4 quarters
**	The decline in the renewal rate of 3.7% was due to changes in product mix by two customers that renewed. If the renewals related to those customers were excluded from the renewal base, rates would have been consistent with pre-renewal rates.
(1)	Calculated as the percentage change of the rent per square foot immediately before renewal when compared to the rent per square foot immediately after renewal.

17 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Leasing Statistics – Commenced Leases

The mix of leasing activity across C1, C2 and C3 has significant impact on quarterly rates, both within major product segments and for overall blended commencement rates. The Company’s rate performance will vary quarter to quarter based on the mix of deals leased. C1 Custom Data Center, C2 Colocation, and C3 Cloud and Managed Services categories all vary on a rate per square foot basis.

During the second quarter of 2016, the Company commenced customer leases (which includes both new customers and existing customers that modified their lease terms) representing approximately $27.4 million of annualized rent. This compares to customer leases representing an aggregate trailing four quarter average of approximately $35.5 million of annualized rent. Average pricing on QTS commenced leases during the second quarter of 2016 decreased compared to the prior four quarter average due to the change in C1 versus C2/C3 mix.

The C1 average commencement rate of $232 per square foot represents an increase of 16% over the prior four quarter average of $200 per square foot, which was due to customers commencing with additional redundancy in the current period. The C2/C3 average commencement rate of $1,255 per square foot represents an increase of 8% over the prior four quarter average of $1,157 per square foot, which was due to additional services being attached to C2/C3 customer commencements.

	Period	Number of leases	Total Leased sq ft	Annualized rent per leased sq ft	Annualized Rent

Leases commenced - Total	Q2 2016	409	53,503	$513	$27,449,191
	P4QA*	492	57,791	615	35,527,044
	Q1 2016	411	49,858	776	38,666,890
	Q4 2015	446	52,783	733	38,669,556
	Q3 2015	651	77,273	490	37,887,304
	Q2 2015	459	51,248	525	26,884,427

Leases commenced - C1	Q2 2016	21	38,818	$232	$9,020,640
	P4QA*	28	32,745	200	6,545,714
	Q1 2016	21	17,540	225	3,941,117
	Q4 2015	21	40,618	233	9,457,608
	Q3 2015	33	43,199	181	7,822,312
	Q2 2015	37	29,622	168	4,961,821

Leases commenced - C2/C3	Q2 2016	388	14,685	$1,255	$18,428,551
	P4QA*	464	25,046	1,157	28,981,330
	Q1 2016	390	32,318	1,075	34,725,773
	Q4 2015	425	12,165	2,401	29,211,948
	Q3 2015	618	34,074	882	30,064,992
	Q2 2015	422	21,626	1,014	21,922,606

*	Average of prior 4 quarters

18 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Lease Expirations

C1 leases are typically 5-10 years with the majority of C1 lease expirations occurring in 2017 and beyond. C2/C3 leases are typically 3 years in duration, with the majority of C2/C3 lease expirations occurring in 2017 and 2018. The following table sets forth a summary schedule of the lease expirations as of June 30, 2016 at the properties in the Company’s portfolio. Unless otherwise stated in the footnotes, the information set forth in the table assumes that customers exercise no renewal options and all early termination rights are exercised:

Year of Lease Expiration	Number of Leases Expiring (1)	Total Raised Floor of Expiring Leases	% of Portfolio Leased Raised Floor	Annualized Rent (2)	% of Portfolio Annualized Rent	C1 as % of Portfolio Annualized Rent	C2 as % of Portfolio Annualized Rent	C3 as % of Portfolio Annualized Rent
Month-to-Month (3)	383	13,999	2%	$17,111,657	5%	0%	3%	2%
2016	1,024	43,395	5%	47,504,525	14%	2%	6%	6%
2017	1,224	144,038	16%	87,916,834	25%	6%	16%	3%
2018	933	270,976	31%	89,875,217	26%	11%	9%	6%
2019	312	34,186	4%	24,130,898	7%	1%	5%	1%
2020	123	44,564	5%	18,622,507	5%	2%	3%	0%
After 2020	89	318,819	37%	61,305,592	18%	17%	1%	0%

Portfolio Total	4,088	869,977	100%	$346,467,230	100%	39%	43%	18%

(1)	Represents each agreement with a customer signed as of June 30, 2016 for which billing has commenced; a lease agreement could include multiple spaces and a customer could have multiple leases.
(2)	Annualized rent is presented for leases commenced as of June 30, 2016. The Company defines annualized rent as MRR multiplied by 12. The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted. This amount reflects the annualized cash rental payments. It does not reflect the accounting associated with any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(3)	Consists of customers whose leases expired prior to June 30, 2016 and have continued on a month-to-month basis.

19 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Largest Customers

As of June 30, 2016, the Company’s portfolio was leased to over 1,000 customers comprised of companies of all sizes representing an array of industries, each with unique and varied business models and needs. The following table sets forth information regarding the ten largest customers in the portfolio based on annualized rent as of June 30, 2016 (does not include rents or maturities associated with booked-not-billed customers or ramps for existing customers which have not yet commenced billing):

Principal Customer Industry	Product	Number of Locations	Annualized Rent (1)	% of Portfolio Annualized Rent	Weighted Average Remaining Lease Term (Months) (2)
Internet	C1	2	$40,057,416	11.6%	53
Information Technology	C1	2	12,131,594	3.5%	95
Information Technology	C1, C3	3	11,328,674	3.3%	95
Technology	C2, C3	4	9,654,378	2.8%	11
Internet	C1	1	9,644,400	2.8%	28
Government	C2	2	9,405,960	2.7%	7
Technology	C2, C3	5	7,286,112	2.1%	9
Retail	C3	2	6,409,400	1.8%	23
Information Technology	C2, C3	6	5,991,937	1.7%	11
Information Technology	C1	1	5,935,800	1.7%	69
Total / Weighted Average			$117,845,671	34.0%	46

(1)	Annualized rent is presented for leases commenced as of June 30, 2016. We define annualized rent as MRR multiplied by 12. We calculate MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from our C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date. This amount reflects the annualized cash rental payments. It does not reflect any free rent, rent abatements or future scheduled rent increases and also excludes operating expense and power reimbursements.
(2)	Weighted average based on customer’s percentage of total annualized rent expiring and is as of June 30, 2016.

20 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Industry Segmentation

The following table sets forth information relating to the industry segmentation as of June 30, 2016:

The following table sets forth information relating to the industry segmentation as of December 31, 2015:

(1)	Subsequent to December 31, 2015, industries of certain customers have been refined and reclassified. As such, the industry segmentation table as of December 31, 2015 has been conformed to these new classifications.

21 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Product Diversification

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of June 30, 2016:

(1)	As of June 30, 2016, C1 customers renting at least 6,600 square feet represented $89.8 million of annualized C1 MRR, C1 customers renting 3,300 square feet to 6,599 square feet represented $22.7 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $22.0 million of annualized C1 MRR. As of June 30, 2016, C1 customers’ median used square footage was 3,892 square feet.

The following table sets forth information relating to the distribution of leases at the properties, by type of product offering, as of December 31, 2015:

(1)	As of December 31, 2015, C1 customers renting at least 6,600 square feet represented $72.5 million of annualized C1 MRR, C1 customers renting between 3,300 and 6,599 square feet represented $17.8 million of annualized C1 MRR, and C1 customers renting below 3,300 square feet represented $21.4 million of annualized C1 MRR. As of December 31, 2015, C1 customers’ median used square footage was 3,876 square feet.

22 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Debt Summary and Debt Maturities

(in thousands)

	Weighted Average
	Coupon Interest Rate at		June 30,	December 31,
	June 30, 2016	Maturities	2016	2015
Unsecured Credit Facility
Revolving Credit Facility	2.01%	December 17, 2019	$196,000	$224,002
Term Loan I	1.95%	December 17, 2020	150,000	150,000
Term Loan II	1.95%	April 27, 2021	150,000	150,000
Senior Notes (1)	5.88%	August 1, 2022	300,000	300,000
Capital Lease and Lease Financing Obligations	3.45%	2016 - 2025	43,440	49,761
Total	3.44%		$839,440	$873,763

(1)	Excludes the Senior Note discount and debt issuance costs reflected as liabilities at June 30, 2016.

As of June 30, 2016:

Debt instruments	2016	2017	2018	2019	2020	Thereafter	Total
Unsecured Credit Facility	$-	$-	$-	$196,000	$150,000	$150,000	$496,000
Senior Notes (1)	-	-	-	-	-	300,000	300,000
Capital Lease and Lease Financing Obligations	6,237	12,388	8,804	2,461	2,190	11,360	43,440
Total	$6,237	$12,388	$8,804	$198,461	$152,190	$461,360	$839,440

(1)	Excludes the Senior Note discount and all debt issuance costs reflected as liabilities at June 30, 2016.

23 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Interest Summary

 (unaudited and in thousands)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2016	2015	2015	2016	2015
Interest expense and fees	$7,153	$7,885	$6,367	$15,038	$12,838
Amortization of deferred financing costs and bond discount	877	877	854	1,754	1,703
Capitalized interest (1)	(3,156)	(2,781)	(2,422)	(5,937)	(4,400)
Total interest expense	$4,874	$5,981	$4,799	$10,855	$10,141

(1)	The weighted average interest rate for the three months ended June 30, 2016, March 31, 2016, and June 30, 2015 was 4.27%, 3.77%, and 4.60%, respectively. As of June 30, 2016 and December 31, 2015 our weighted average coupon interest rate was 3.44% and 3.31%, respectively.

24 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Appendix

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of the Company’s performance: (1) FFO; (2) Operating FFO; (3) Adjusted Operating FFO; (4) MRR; (5) NOI; (6) EBITDA; and (7) Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss and cash flows from operating activities as a measure of the Company’s operating performance. FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA, as calculated by us, may not be comparable to FFO, Operating FFO, Adjusted Operating FFO, MRR, NOI, EBITDA and Adjusted EBITDA as reported by other companies that do not use the same definition or implementation guidelines or interpret the standards differently from us.

Definitions

C1 – Custom Data Center. Power costs are passed on to customers (metered power); generally 3,000 square feet or more of raised floor; lease term of 5 to 10 years; customers are large corporations, government agencies, and global Internet businesses.

C2 – Colocation. Power overages charged separately; specified kW included in lease; up to 3,000 square feet of raised floor; lease term of up to 3 years; customers are large corporations, small and medium businesses and government agencies.

C3 – Cloud and Managed Services. Power bundled with service; small amounts of space; customers rent managed virtual servers; lease term up to 3 years; customers are large corporations, small and medium businesses and government agencies.

Booked-not-billed (“BNB”). The Company defines booked-not-billed as customer leases that have been signed, but for which lease payments have not yet commenced.

Leasable raised floor. The Company defines leasable raised floor as the amount of raised floor square footage that the Company has leased plus the available capacity of raised floor square footage that is in a leasable format as of a particular date and according to a particular product configuration. The amount of leasable raised floor may change even without completion of new redevelopment projects due to changes in the Company’s configuration of C1, C2 and C3 product space.

Basis-of-design floor space. The Company defines basis-of-design floor space as the total data center raised floor potential of its existing data center facilities.

Operating NRSF. Represents the total square feet of a building that is currently leased or available for lease plus developed supporting infrastructure, based on engineering drawings and estimates, but does not include space held for redevelopment or space used for the Company’s own office space.

The Company. Refers to QTS Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including QualityTech, LP.

25 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

FFO, Operating FFO and Adjusted Operating FFO

The Company considers funds from operations (“FFO”), to be a supplemental measure of its performance which should be considered along with, but not as an alternative to, net income (loss) and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company’s management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

Due to the volatility and nature of certain significant charges and gains recorded in the Company’s operating results that management believes are not reflective of its core operating performance, management computes an adjusted measure of FFO, which the Company refers to as Operating FFO. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent they calculate Operating FFO on a comparable basis, between REITs.

Adjusted Operating Funds From Operations (“Adjusted Operating FFO”) is a non-GAAP measure that is used as a supplemental performance measure and to provide additional information to users of the financial statements. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation.

The Company offers these measures because it recognizes that FFO, Operating FFO and Adjusted Operating FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO, Operating FFO and Adjusted Operating FFO exclude real estate depreciation and amortization and capture neither the changes in the value of the Company’s properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact its financial condition, cash flows and results of operations, the utility of FFO, Operating FFO and Adjusted Operating FFO as measures of its operating performance is limited. The Company’s calculation of FFO may not be comparable to measures calculated by other companies that do not use the NAREIT definition of FFO or do not calculate FFO in accordance with NAREIT guidance. In addition, the Company’s calculations of FFO, Operating FFO and Adjusted Operating FFO are not necessarily comparable to FFO, Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. FFO, Operating FFO and Adjusted Operating FFO are non-GAAP measures and should not be considered a measure of the Company’s results of operations or liquidity or as a substitute for, or an alternative to, net income (loss), cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund its cash needs, including its ability to make distributions to its stockholders.

26 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
FFO
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Real estate depreciation and amortization	26,409	24,869	16,325	51,278	30,627
FFO	32,216	31,728	21,845	63,944	41,184

Write off of unamortized deferred finance costs	-	-	83	-	83
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
Deferred tax benefit associated with transaction and integration costs	(1,183)	(748)	-	(1,931)	-
Non-cash reversal of deferred tax asset valuation allowance	-	-	(3,175)	-	(3,175)
Operating FFO *	34,866	33,067	23,422	67,933	42,866

Maintenance Capex	(380)	(335)	(609)	(715)	(626)
Leasing commissions paid	(3,388)	(5,807)	(3,782)	(9,195)	(6,866)
Amortization of deferred financing costs and bond discount	877	877	854	1,754	1,703
Non real estate depreciation and amortization	3,946	3,770	1,682	7,716	3,623
Straight line rent revenue and expense and other	(3,243)	(1,610)	(1,160)	(4,853)	(1,525)
Deferred tax benefit from operating results	(1,271)	(1,857)	-	(3,128)	-
Equity-based compensation expense	3,200	2,050	1,831	5,250	3,138
Adjusted Operating FFO *	$34,607	$30,155	$22,238	$64,762	$42,313

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

Monthly Recurring Revenue (MRR)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases as of a particular date, unless otherwise specifically noted.

Separately, the Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues.

Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from the Company’s customer leases. MRR and recognized MRR should not be viewed by investors as alternatives to actual monthly revenue, as determined in accordance with GAAP. Other companies may not calculate MRR or recognized MRR in the same manner. Accordingly, the Company’s MRR and recognized MRR may not be comparable to other companies’ MRR and recognized MRR. MRR and recognized MRR should be considered only as supplements to total revenues as a measure of its performance. MRR and recognized MRR should not be used as measures of the Company’s results of operations or liquidity, nor is it indicative of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

27 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$98,687	$94,768	$68,117	$193,455	$129,503
Less: Total period recoveries	(6,168)	(5,435)	(5,582)	(11,603)	(11,246)
Total period deferred setup fees	(2,256)	(1,903)	(1,412)	(4,159)	(2,658)
Total period straight line rent and other	(5,757)	(4,268)	(3,170)	(10,025)	(5,182)
Recognized MRR in the period	84,506	83,162	57,953	167,668	110,417

MRR at period end
Total period revenues (GAAP basis)	$98,687	$94,768	$68,117	$193,455	$129,503
Less: Total revenues excluding last month	(64,520)	(63,020)	(41,871)	(159,288)	(103,257)
Total revenues for last month of period	34,167	31,748	26,246	34,167	26,246
Less: Last month recoveries	(2,805)	(1,876)	(2,185)	(2,805)	(2,185)
Last month deferred setup fees	(756)	(676)	(513)	(756)	(513)
Last month straight line rent and other	(1,734)	(1,716)	1,925	(1,734)	1,925
MRR at period end	$28,872	$27,480	$25,473	$28,872	$25,473

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. Management believes that EBITDA is useful to investors in evaluating and facilitating comparisons of the Company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base charges (primarily depreciation and amortization) from its operating results.

In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which it refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gains (losses) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs, gain (loss) on legal settlement and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

Management uses EBITDA and Adjusted EBITDA as supplemental performance measures as they provide useful measures of assessing the Company’s operating results. Other companies may not calculate EBITDA or Adjusted EBITDA in the same manner. Accordingly, the Company’s EBITDA and Adjusted EBITDA may not be comparable to others. EBITDA and Adjusted EBITDA should be considered only as supplements to net income (loss) as measures of the Company’s performance and should not be used as substitutes for net income (loss), as measures of its results of operations or liquidity or as an indications of funds available to meet its cash needs, including its ability to make distributions to its stockholders.

28 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
EBITDA and Adjusted EBITDA
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Interest expense	4,874	5,981	4,799	10,855	10,141
Interest income	(2)	-	(1)	(2)	(1)
Tax benefit of taxable REIT subsidiaries	(2,454)	(2,605)	(3,135)	(5,059)	(3,135)
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
EBITDA	38,580	38,874	25,245	77,454	51,867

Write off of unamortized deferred finance costs	-	-	83	-	83
Equity-based compensation expense	3,200	2,050	1,831	5,250	3,138
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
Adjusted EBITDA	$45,613	$43,011	$31,828	$88,624	$59,862

29 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Net Operating Income (NOI)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net Operating Income (NOI)
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Interest expense	4,874	5,981	4,799	10,855	10,141
Interest income	(2)	-	(1)	(2)	(1)
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
Write off of unamortized deferred finance costs	-	-	83	-	83
Tax benefit of taxable REIT subsidiaries	(2,454)	(2,605)	(3,135)	(5,059)	(3,135)
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
General and administrative expenses	21,608	20,286	14,615	41,894	28,453
NOI (1)	$64,021	$61,247	$44,612	$125,268	$85,177
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,885	$19,972	$16,875	$40,857	$33,641
Atlanta-Suwanee data center	11,272	11,500	10,094	22,772	20,224
Santa Clara data center	3,653	3,764	3,574	7,417	6,951
Richmond data center	7,976	6,602	4,933	14,578	9,188
Sacramento data center	2,140	1,922	1,900	4,062	3,771
Princeton data center	2,356	2,356	2,310	4,712	4,659
Dallas-Fort Worth data center	3,914	2,624	1,462	6,538	2,211
Leased data centers acquired in 2015	10,035	11,415	2,250	21,450	2,250
Piscataway data center (2)	670	-	-	670	-
Other facilities	1,120	1,092	1,214	2,212	2,282
NOI (1)	$64,021	$61,247	$44,612	$125,268	$85,177

(1)	Includes facility level G&A allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.1 million, $5.0 million and $2.7 million for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively.
(2)	Includes results of the Piscataway facility for the period June 6, 2016 through June 30, 2016.

30 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com